FOR IMMEDIATE RELEASE
February 18, 2016

Genesis Energy, L.P. Reports Fourth Quarter 2015 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results. Our results for the quarter ended December 31, 2015 included the following items:

•
We generated a record amount of total Available Cash before Reserves of $102.3 million in the fourth quarter of 2015, an increase of $39.4 million, or 63%, from the fourth quarter of 2014. Adjusted EBITDA for the fourth quarter of 2015 was $137.6 million, an increase of $55.1 million, or 67%, over the prior year quarter. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income. These increases are primarily attributable to our acquisition on July 24, 2015 of the offshore pipelines and services business of Enterprise Products Partners, L.P. and its affiliates (the "Enterprise acquisition").

•
We reported Net Income Attributable to Genesis Energy, L.P. of $27.4 million, or $0.25 per unit, for the fourth quarter of 2015 compared to $26.2 million, or $0.28 per unit, for the same period in 2014.

•
On February 12, 2016, we paid a total quarterly distribution of $72.0 million based on our quarterly declared distribution of $0.655 per unit attributable to our financial and operational results for the fourth quarter of 2015. Our Available Cash before Reserves provided 1.42 times coverage for this quarterly distribution.

•	We increased our distribution to all unitholders for the forty-second consecutive quarter, thirty-seven of which have been 10% or greater over the prior year’s quarter and none less than 8.7%.
Grant Sims, CEO of Genesis Energy, said, "Our businesses continue to perform well in a tumultuous environment in the energy space. As we've built the partnership over the last decade, we've tried not to follow the herd, instead focusing on creating long-term, sustainable value, which we believe will prove resilient through a generational commodity cycle and bursting energy credit bubble. Our strategy is serving us well, on a relative basis, as well as absolutely, given we were able to generate a record amount of Available Cash before Reserves and a coverage ratio of 1.42 times our increased distribution recently paid with respect to the fourth quarter.
As much as we've tried to insulate ourselves from the direct effects of lower prices and arguably aberrant activity resulting from a "free money" environment, we are not totally immune to certain macroeconomic conditions. We are primarily talking about competition from third parties with distressed sunk cost economic motivations and over built infrastructure in certain geographic areas and business lines. However, we view the cumulative effects of these headwinds to be manageable, virtually all of which are already reflected in our fourth quarter results, and about which we will expand on our call.
Importantly, we have positioned ourselves not to have to go to the capital markets to fund the completion of our organic projects or otherwise support our operations. During the next several quarters as we finish our spend and before we see the contribution from the incremental fees to be generated from those projects, the outstandings under our revolver will increase. After outstandings peak in late second quarter or early third quarter of this year, we would intend, as we always have, to use our excess coverage to de-lever our balance sheet, while continuing to increase the distributions to the holders of our units."
Financial Results
Available Cash before Reserves was $102.3 million in the fourth quarter of 2015 (or "2015 Quarter"). The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital utilized.
Variances from the fourth quarter of 2014 (or "2014 Quarter") in these components are explained as follows:

Segment Margin
Segment Margin (a non-GAAP measure) is defined below and reconciled later in this press release to income from continuing operations.
Segment results for the fourth quarters of 2015 and 2014 were as follows:

	Three Months Ended December 31,
	2015	2014
	(in thousands)
Offshore pipeline transportation	76,482	25,094
Onshore pipeline transportation	15,249	14,657
Refinery services	20,173	20,497
Marine transportation	23,721	24,727
Supply and logistics	7,562	7,467
Total Segment Margin (1)	$143,187	$92,442

(1) We define Segment Margin, which is a "non-GAAP" measure because it is not contemplated by or referenced in accounting principles generally accepted in the U.S. (GAAP) as revenues less product costs, operating expenses (excluding non-cash gains and charges, such as depreciation and amortization), and segment general and administrative expenses (excluding corporate general and administrative expenses), plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Our Segment Margin definition includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to net income is presented for periods presented in the table at the end of this release.

Offshore pipeline transportation Segment Margin increased $51.4 million, or 205%, between the fourth quarter periods. This increase is primarily due to the Enterprise acquisition, which closed in July 2015. Throughput volumes on the pipelines increased in the aggregate both sequentially and on a year over year basis. This was the result of new fields such as Lucius and Delta House being brought on stream as well as the result of development activities in existing fields. The Gulf of Mexico deepwater fields are typically long-lived productive assets that are developed by integrated oil and gas companies or independent producers with strong balance sheets. These fields continue to experience on-going development activities as they rank favorably for companies prioritizing investment in long term return projects.

Onshore pipeline transportation Segment Margin increased $0.6 million, or 4%, between the fourth quarter periods. That increase was primarily the result of an increase in volumes and tariff revenues mainly our Texas and Louisiana pipeline systems, as well as the initial throughput volumes and tariff revenues earned on our new Wyoming pipeline system from our new receipt locations in Campbell and Converse counties with delivery to our Pronghorn Rail Facility. These increases were partially offset by decreases in volumes and revenues on our other onshore pipeline systems.

Refinery services Segment Margin decreased $0.3 million, or 2%, between the fourth quarter periods. That decrease primarily resulted from lower total volumes than the 2014 Quarter attributable to the bankruptcy of one mining customer, reduced sales to a major customer it works through an atypical ore seam as a result of a landslide, and increased prior year volumes generated from heavy turn around schedules at certain customers. We were able to realize benefits from our favorable management of the purchasing (including economies of scale) and utilization of caustic soda in our (and our customers') operations and our logistics management capabilities, which somewhat offset the effects on Segment Margin of decreased NaHS sales volumes.

Marine transportation Segment Margin decreased $1.0 million or 4%, between the fourth quarter periods. This decrease is primarily attributable to fewer working days relative to the 2014 Quarter due to previously scheduled regulatory drydockings of certain vessels in our inland and offshore fleets. This decrease is partially offset by a full quarter of operating results from the M/T American Phoenix in the 2015 Quarter (included as part of our offshore marine fleet), which we acquired in November 2014.

Supply and logistics Segment Margin increased by $0.1 million, or 1%, between the fourth quarter periods primarily due to improved operating results in our now right-sized heavy fuel oil business relative to the 2014 Quarter, as well as an increase in rail volumes at our Scenic Station rail terminal. These increases were partially offset by continued lower demand in our historical back-to-back, or buy/sell, crude oil business associated with aggregating and trucking crude oil to our refinery customers and/or to local or regional re-sale points. We continue to find it difficult to compete with certain persons in the market who are willing to lose money on local gathering and/or transportation because they are attempting to minimize their losses from distressed sunk cost economic motivations and over built infrastructure in certain geographic areas and business lines.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves decreased by $4.3 million primarily due to lower employee related costs relating to our annual bonus program.

Interest costs for the 2015 Quarter increased by $14.5 million from the 2014 Quarter primarily due to an increase in our average outstanding indebtedness from recently acquired and constructed assets (principally from additional debt outstanding as a result of financing the Enterprise acquisition). Interest costs, on an ongoing basis, are net of capitalized interest costs attributable to our growth capital expenditures.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended December 31, 2015 and 2014 was as follows:

	Three Months Ended December 31,
	2015	2014
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$27,434	$26,166
Depreciation and amortization	53,640	25,989
Cash received from direct financing leases not included in income	1,470	1,416
Cash effects of sales of certain assets	240	94
Effects of distributable cash generated by equity method investees not included in income	17,635	10,767
Cash effects of legacy stock appreciation rights plan	(356)	(315)
Non-cash legacy stock appreciation rights plan expense	(462)	(1,717)
Expenses related to acquiring or constructing growth capital assets	3,726	638
Unrealized gain (loss) on derivative transactions excluding fair value hedges, net of changes in inventory value	(486)	695
Maintenance capital utilized (1)	(1,350)	(390)
Non-cash tax expense	545	511
Adjustment to step up of historical basis on CHOPS and SEKCO	2,880	—
Other items, net	(2,627)	(952)
Available Cash before Reserves	$102,289	$62,902
(1) Maintenance capital expenditures in the 2015 Quarter and 2014 Quarter were $6.2 million and $4.0 million, respectively.

Other Components of Net Income

In the 2015 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $27.4 million compared to $26.2 million in the 2014 Quarter.

In addition to the factors impacting Available Cash before Reserves, depreciation and amortization expense increased $27.7 million between the quarterly periods primarily as a result of the effect of placing recently acquired and constructed assets in service during calendar 2014 and the early part of 2015. Equity earnings in our unconsolidated joint ventures also decreased by $9.4 million between the quarterly periods. As a result of the Enterprise acquisition, the composition of our equity investments has changed from year earlier periods and certain basis adjustments have been recognized.

Distributions

We have increased our quarterly distribution rate for the forty-second consecutive quarter. Thirty-seven of those quarterly increases have been 10% or greater as compared to the same quarter in the preceding year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.06 per unit, or 10.1%. Distributions attributable to each quarter of 2015 and 2014, are as follows:

Distribution For	Date Paid	Per Unit Amount
2015
4th Quarter	February 12, 2016	$0.6550
3rd Quarter	November 13, 2015	$0.6400
2nd Quarter	August 14, 2015	$0.6250
1st Quarter	May 15, 2015	$0.6100
2014
4th Quarter	February 13, 2015	$0.5950
3rd Quarter	November 14, 2014	$0.5800
2nd Quarter	August 14, 2014	$0.5650
1st Quarter	May 15, 2014	$0.5500

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, February 18, 2016, at 9:30 a.m. Central time (10:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
REVENUES	$491,011	$847,282	$2,246,529	$3,846,164

COSTS AND EXPENSES:
Costs of sales	369,358	780,448	1,874,527	3,572,013
General and administrative expenses	10,143	10,221	64,995	50,692
Depreciation and amortization	53,640	25,989	150,140	90,908
OPERATING INCOME	57,870	30,624	156,867	132,551
Equity in earnings of equity investees	6,010	15,378	54,450	43,135
Interest expense	(33,859)	(19,325)	(100,596)	(66,639)
Gain on basis step up on historical interest	(2,880)	—	332,380	—
Other income/(expense), net	—	—	(17,529)	—
INCOME BEFORE INCOME TAXES	27,141	26,677	425,572	109,047
Income tax expense	(845)	(511)	(3,987)	(2,845)
NET INCOME	26,296	26,166	421,585	106,202
Net loss attributable to noncontrolling interests	1,138	—	943	—
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$27,434	$26,166	$422,528	$106,202
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.24	$0.28	$4.09	$1.18
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	109,979	93,873	103,004	90,060

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS (3)	175,238	187,745	172,647	183,726
Poseidon (3)	269,334	212,466	259,568	209,647
Odyssey (3)	100,918	51,960	72,958	46,717
GOPL	10,099	6,575	13,038	6,458
Offshore crude oil pipelines total	555,589	458,746	518,211	446,548

SEKCO (3)	76,021	—	61,766	—

Natural gas transportation volumes (MMBBtus/d) (3)	689,529	—	708,556	—

Onshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day):
Texas	75,142	63,739	71,906	58,829
Jay	16,194	21,658	16,828	24,131
Mississippi	13,177	14,565	15,472	14,829
Louisiana (1)	42,808	16,283	32,481	18,436
Wyoming (2)	7,195	—	7,397	—
Onshore crude oil pipelines total	154,516	116,245	144,084	116,225
CO2 pipeline (Mcf/day)
Free State	142,428	180,839	161,409	173,770

Refinery Services Segment
NaHS (dry short tons sold)	31,409	35,098	127,063	150,038
NaOH (caustic soda dry short tons sold)	19,691	23,226	86,914	94,693

Marine Transportation Segment
Inland Fleet Utilization Percentage (4)	93.6%	96.6%	96.7%	97.5%
Offshore Fleet Utilization Percentage (4)	95.1%	99.1%	98.7%	99.6%

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	80,698	103,627	91,074	99,139
Rail load/unload volumes (barrels/day) (5)	35,949	35,538	27,044	32,559

(1) Represents volumes per day from the period the pipeline began operations in the first quarter of 2014.
(2) Represents volumes per day from the period the pipeline began operations in the third quarter of 2015.
(3) Volumes for our equity method investees are presented on a 100% basis. As of July 24, 2015 we owned 100% of CHOPS and SEKCO and 64% of Poseidon. As our SEKCO volumes ultimately flow into Poseidon and thus are included within our Poseidon volume statistics, we have excluded them from our total for Offshore crude oil pipelines.
(4) Utilization rates are based on a 365 day year, as adjusted for planned downtime and drydocking.
(5) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$10,895	$9,462
Accounts receivable - trade, net	219,532	271,529
Inventories	43,775	46,829
Other current assets	32,114	27,546
Total current assets	306,316	355,366
Fixed assets, net	3,931,979	1,631,001
Investment in direct financing leases, net	139,728	145,959
Equity investees	474,392	628,780
Intangible assets, net	223,446	82,931
Goodwill	325,046	325,046
Other assets, net	58,692	41,541
Total assets	$5,459,599	$3,210,624
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$140,726	$245,405
Accrued liabilities	161,410	117,740
Total current liabilities	302,136	363,145
Senior secured credit facility	1,115,000	550,400
Senior unsecured notes	1,807,054	1,030,889
Deferred tax liabilities	22,586	18,754
Other long-term liabilities	192,072	18,233
Partners' capital:
Common unitholders	2,029,101	1,229,203
Noncontrolling interests	(8,350)	—
Total partners' capital	2,020,751	1,229,203
Total liabilities and partners' capital	$5,459,599	$3,210,624

Units Data:
Total common units outstanding	109,979,218	95,029,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended December 31,
	2015	2014
Segment Margin (1)	$143,187	$92,442
Corporate general and administrative expenses	(9,178)	(9,350)
Non-cash items included in general and administrative costs	206	(892)
Cash expenditures not included in Adjusted EBITDA	3,726	638
Cash expenditures not included in net income	(358)	(315)
Adjusted EBITDA	137,583	82,523
Depreciation and amortization	(53,640)	(25,989)
Interest expense, net	(33,859)	(19,325)
Cash expenditures not included in Adjusted EBITDA or net income	(3,368)	(323)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(17,635)	(10,767)
Non-cash legacy stock appreciation rights plan expense	462	1,717
Adjustment on step up of historical basis in CHOPS and SEKCO	(2,880)	—
Other non-cash items	1,616	(1,159)
Income tax expense	(845)	(511)
Net income attributable to Genesis Energy, L.P.	$27,434	$26,166

(1) Our reconciliation of Segment Margin to net income reflects that Segment Margin (as defined above) excludes corporate general and administrative expenses, depreciation and amortization, interest expense, certain non-cash items, the most significant of which are the non-cash gain on step-up of historical basis in existing assets for which additional interest have been acquired, the non-cash effects of our stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Items in Segment Margin not included in net income are distributable cash generated by equity investees in excess of equity in earnings (or losses) and cash payments from direct financing leases in excess of earnings.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	December 31, 2015
Senior secured credit facility	$1,115,000
Senior unsecured notes	1,850,000
Less: Outstanding inventory financing sublimit borrowings	(33,800)
Less: Cash and cash equivalents	(10,895)
Adjusted Debt (1)	$2,920,305

	Pro Forma LTM
	December 31, 2015
LTM Adjusted EBITDA (as reported) (2)	$434,139
Acquisitions and material projects EBITDA adjustment (3)	132,818
Pro Forma EBITDA	$566,957

Adjusted Debt-to-Pro Forma EBITDA	5.15	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, Net Income Attributable to Genesis Energy L.P, was $20.2 million for the first quarter of 2015, $11.7 million for the second quarter of 2015, $363.2 million for the third quarter of 2015 and $27.4 million for the fourth quarter of 2015. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves and Adjusted EBITDA measures are just two of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
Available Cash before Reserves
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash gains or charges (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Recent Change in Circumstances and Disclosure Format
We have implemented a modified format relating to maintenance capital requirements because of our expectation that our future maintenance capital expenditures may change materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with new information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Historically, substantially all of our maintenance capital expenditures have been (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Prospectively, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those future expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a new measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we have not historically used our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013. Further, we do not have the actual comparable calculations for our prior periods, and we may not have the information necessary to make such calculations for such periods. And, even if we could locate and/or re-create the information necessary to make such calculations, we believe it would be unduly burdensome to do so in comparison to the benefits derived.
Adjusted EBITDA
Purposes, Uses and Definition
Adjusted EBITDA, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, non-cash gains and charges, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516